Exhibit 99.1

Remington Arms Readies for 3rd Century of Business by Entering into Definitive Agreement for
Sale

Transaction Positions Company to Drive Manufacturing and Marketing Initiatives for Growth &
Expansion

MADISON, N.C., April 5, 2007 – Remington Arms Company, Inc. the only manufacturer of both firearms and ammunition for Hunting, Law Enforcement/Security, Government & Military applications in the United States, announced that it will be acquired by an affiliate of Cerberus Capital Management, L.P. as part of a definitive agreement between Cerberus and RACI Holding, Inc. for an estimated value of $370 million (which includes the assumption of all of Remington Arms Company, Inc.’s approximate $252 million of funded indebtedness related to the Revolving Credit Facility, 10.5% Senior Subordinated Notes due 2011 and other indebtedness as of such date) before transaction related fees and expenses.

The transaction will strengthen Remington’s ability to grow its leadership position in shotguns, rifles and ammunition in the United States and provides additional capital to further develop its market presence internationally.

Tommy Millner, CEO of Remington said “This transaction is an acknowledgment of the Remington tradition, its strong brand, and the excellent products built over 191 years through innovation and by our dedicated employees. Further, this new partnership signals our intent to continue the path of enhancing our production capabilities and product offerings, in order to further grow our presence domestically and internationally.”

Remington’s extensive and all encompassing line of Shotshell, Center fire, Rimfire and Handgun Ammunition offerings is based on decades of ballistic innovation providing products under the Remington and UMC brands to customers around the world. For decades Remington has remained the #1 producer of Shotguns and #1 Producer of Rifles for US Domestic sales according to published BATF records.

Said Millner, “This agreement will also fuel the Research & Development of products that offer solutions to the needs of our customers worldwide, and provide further value to the user, whether hunting waterfowl with our new 105CTI Titanium receiver based shotgun or fighting terrorism as a member of our Armed Forces, with our M24SWS Sniper Weapon System (also used by many International Law Enforcement Agencies and Militaries).”

“We look to the future with great optimism in terms of enhanced sales and marketing worldwide and additional new business development, while we continue to focus on building into our products the quality and reliability that has benefited our customers for close to 200 years.” stated Millner.

Credit Suisse Securities (USA) LLC acted as financial advisor to Cerberus with respect to its acquisition of Remington, in addition to providing a financing commitment in support of the acquisition.

The company expects the transaction to close in June 2007.

About Remington Arms Company, Inc.

Remington Arms Company, Inc., headquartered in Madison, N.C., designs, produces and sells sporting goods products for the hunting and shooting sports markets, as well as solutions to the military, government and law enforcement markets. Founded in 1816 in upstate New York, the Company is one of the nation’s oldest continuously operating manufacturers. Remington is the only U.S. manufacturer of both firearms and ammunition products and one of the largest domestic producers of shotguns and rifles. The Company distributes its products throughout the U.S. and in over 55 foreign countries. More information about the Company can be found at www.remington.com.

About Cerberus Capital Management, L.P.

Established in 1992, Cerberus Capital Management, L.P. is one of the world’s leading private investment firms with approximately $23.5 billion under management in funds and accounts. Through its team of more than 275 investment and operations professionals, Cerberus specializes in providing both financial resources and operational expertise to help transform undervalued companies into industry leaders for long-term success and value creation. Cerberus is headquartered in New York City, with affiliate and/or advisory offices in Chicago, Los Angeles, Atlanta, London, Baarn, Frankfurt, Tokyo, Osaka and Taipei.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward looking statements include expectations regarding (i) the proposed sale, (ii) the anticipated benefits of the sale and (iii) the timing of the proposed sale. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the Company’s growth opportunities, and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended December 31, 2006.

The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contacts:

For Cerberus:

Cerberus Media Line: (212) 891-1558

Peter Duda: (212) 445-8213

JJ Rissi: (212) 445-8224

For Remington Arms Company:

Al Russo: (336) 548-8572